Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Greenidge Generation Holdings Inc.

Dresden, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated August 6, 2021, with respect to our audits of the consolidated financial statements of Greenidge Generation Holdings, LLC as of December 31, 2020 and 2019, and for the years then the ended, which report is included in the Prospectus, which is part of Amendment No. 1 to the Registration Statement (Form S-1 No. 333-259678).

We also hereby consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Armanino LLP
Dallas, Texas

October 8, 2021